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                                                            EXHIBIT 8.1

                      [LETTERHEAD OF SULLIVAN & CROMWELL]

                                                           January 17, 1997




Monarch Bancorp,
   1251 Westwood Blvd.,
     Los Angeles, California 90024.

Gentlemen:
         We have acted as counsel to Monarch Bancorp, a California corporation ("Monarch"), in connection with the merger of California Commercial Bankshares (the "Company") with and into Monarch as contemplated by the Agreement and Plan of Merger dated as of the 19th day of December, 1996, by and between Monarch and the Company (the "Merger Agreement"), and we render this opinion to you pursuant to Section 5.1(g) of the Merger Agreement. Capitalized terms not defined herein have the meanings assigned to them in the Merger Agreement.
         For purposes of the opinion set forth below, we have relied, with your consent, upon the accuracy and completeness of (i) the representations and other statements of fact set forth in the Merger Agreement and (ii) the letters of representation and certificates dated January 17, 1997, that we have received from Monarch, the Company,

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Monarch Bancorp
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Robert McKay and William Jacoby.  With your consent, we have not attempted to verify independently the accuracy of any information in these documents and have assumed that the statements and representations contained therein will be true from the date of this opinion through the Effective Time. In addition, in connection with this opinion we have assumed, with your consent, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) all the provisions of the Merger Agreement will be performed in accordance with their terms and (iii) no persons other than those listed as 5% shareholders in the representation letter we have received from the Company own 5% or more of the Company Common Stock.
         On the basis of the foregoing, and our consideration of such other matters of law and fact as we have considered necessary or appropriate, we advise you that, in our opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Monarch and the Company will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.
         The tax consequences described above may not apply to Company shareholders that acquired shares upon the exercise of employee stock options or otherwise as compensation, that hold their shares as part of a "straddle"

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Monarch Bancorp
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or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.

                                       Very truly yours,


                                       /s/ Sullivan & Cromwell